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                                                                      EXHIBIT 11

                            MEMBERWORKS INCORPORATED

             COMPUTATION OF UNAUDITED PRO FORMA NET LOSS PER SHARE


                                                                                   YEAR ENDED
                                                                                  JUNE 30, 1996
                                                                                  -------------
Net loss......................................................................     $ (5,247,000)
Preferred stock dividends.....................................................         (154,000)
                                                                                  -------------
Net loss attributable to common stock.........................................     $ (5,401,000)
                                                                                  =============
Weighted average number of shares of Class A and Class B common stock
  outstanding.................................................................        5,683,176
Automatic conversion of Series A, B, C, D and H preferred stock and redemption
  of Series E and F preferred stock...........................................        6,618,743
Stock options granted one year prior to filing................................          495,624
                                                                                  -------------
Weighted average number of common shares outstanding as adjusted..............       12,797,543
                                                                                  =============
Unaudited pro forma net loss per share........................................     $      (0.42)
                                                                                  =============
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